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                                                                       EXHIBIT D
[GALOOB LOGO]

                                October 2, 1998

Dear Stockholder:

     I am pleased to inform you that Galoob Toys, Inc. (the "Company") has entered into a definitive merger agreement with Hasbro, Inc. ("Hasbro") pursuant to which Hasbro has agreed to acquire the Company. Under the merger agreement, a wholly-owned subsidiary of Hasbro today commenced a cash tender offer for all outstanding shares of the Company's common stock at a price of $12.00 per share, subject to the terms and conditions in the Offer to Purchase and the related Letter of Transmittal that you will receive in Hasbro's offering materials. The merger agreement provides that, following completion of the tender offer, Hasbro's subsidiary will be merged with and into the Company and all shares of the Company's common stock not purchased in the tender offer will be converted into the right to receive $12.00 per share in cash, without interest.

     YOUR BOARD OF DIRECTORS, BY UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT, INCLUDING THE TENDER OFFER AND MERGER, AND DETERMINED THAT THE TERMS OF THE TENDER OFFER AND MERGER ARE FAIR TO AND IN THE BEST INTEREST OF STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO HASBRO'S SUBSIDIARY.

     In arriving at its decision to recommend the offer, the Board of Directors gave careful consideration to a number of factors, which are described in the
Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and enclosed with this letter, including the opinion of Allen & Company Incorporated, the Company's financial advisor, that the consideration to be received by the stockholders in the tender offer and the merger is fair, from a financial point of view, to such holders. We urge you to consider carefully the
Schedule 14D-9 and Hasbro's offering materials, which are also enclosed with this letter and provide instructions on how to tender shares.

     Galoob's management and Directors thank you for the support you have given the Company over the years.

                                   Sincerely,

                                   /s/ Mark D. Goldman

                                   Mark D. Goldman
                                   President and
                                   Chief Executive Officer